Exhibit 3.1

Business Number E9336362020 - 8 Filed in the Office of Secretary of State State Of Nevada Filing Number 20233517259 Filed On 9/28/2023 12:19:00 PM Number of Pages 3

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Do cuSi gn Env e lop e ID: 112FDC86 - 050 6 - 461D - 9289 - 7D162E0EE849 FRANCISCO V. AGUILAR Secretary of State 202 North Carson Street Carson City, Nevada 89701 - 4201 (775) 684 - 5708 Website: www.nvsos.gov 4 T 5 C c 6 ( Profit Corporation: Certificate of Amendment (PuRsuANTTO NRs 78 .3 80 & 78 .3 85 / 78 . 390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PuRsuANT TO NRs 78.403) Officer's Statement (PuRsuANT TO NRs 80 . 030 Date : [ September 29, 2023 Time: 1 1 :01 P.M. (PT) (must not be later than 90 days after the certificate is filed) . Effective Date and ime: (Optional) Changes to takes the following effect: D The entity name has been amended . D The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) D The purpose of the entity has been amended. [8] The authorized shares have been amended. D The directors, managers or general partners have been amended . D IRS tax language has been added. D Articles have been added. D Articles have been deleted. D Other. The articles have been amended as follows : (provide article numbers , if available) , See attached Exhibit A. (attach additional page(s) i f necessary) . Information Being hanged: (Domestic orporations only) J Chief Executive Officer Signature of Officer or Authorized Signer Title J Chief Financial Officer Signature of Officer or Authorized Signer Title * If any proposed amendment would alter or change any preference or any relative or other right g i ven to any class or series of outstanding shares , then the amendment must be approved by the vote , in addition to the affirmative vote otherwise required , of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. . Signature: Required) Please include any required or optional information in space below: (attach additional page(s) if necessary) This form must be accompanied by appropriate fees . Page 2 of 2 Revised : 12 /15/2022

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Exhibit A

ANNEX A

TO THE CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

EBET,INC.

A new section 8.13(a) is added to the Amended and Restated Articles of Incorporation of EBET, Inc. as follows:

At 1:01 p.m. PST on September 29, 2023 (the “Effective Time”) every 30 (the “Reverse Split Factor”) outstanding shares of Common Stock shall without further action by the corporation or the holder thereof be combined into and automatically become one share of Common Stock (the “Reverse Stock Split”); provided, however, no fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split, and instead, the Corporation shall issue one full share of post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split.

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